EXHIBIT 4.5

Description of the Registrant’s SECURITIES
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934

Conatus Pharmaceuticals Inc. (“Conatus”, “we”, “our” or “us”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended: common stock

Description of Common Stock

General

The following summary of the terms of our common stock is based upon our amended and restated certificate of incorporation and amended and restated bylaws. The summary is not complete, and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, which are filed as exhibits to our most recent Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws for additional information.

Under our amended and restated certificate of incorporation, the total number of shares of all classes of stock that we have authority to issue is 210,000,000, consisting of 200,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

Common Stock

Voting rights

The holders of shares of Conatus’ common stock are entitled to one vote per share on all matters to be voted upon by Conatus’ stockholders and there are no cumulative rights.

Dividend rights

Subject to preferences that may be applicable to any outstanding preferred stock, the holders shares of Conatus’ of common stock are entitled to receive ratably any dividends that may be declared from time to time by Conatus’ board of directors out of funds legally available for that purpose. Any determination about the payment of dividends will be made at the discretion of Conatus’ board of directors and will depend upon its earnings, if any, capital requirements, operating and financial conditions and on such other factors as Conatus’ board of directors deems relevant.

Liquidation rights

In the event of liquidation of Conatus, dissolution or winding up, the holders of shares of Conatus’ common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding.

Rights and preferences

Conatus’ common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to Conatus’ common stock.

Fully paid and nonassessable

The outstanding shares of Conatus’ common stock are fully paid and non-assessable, and any shares of Conatus’ common stock to be issued upon an offering pursuant will be fully paid and nonassessable upon issuance.

Anti-Takeover Effects of Provisions of Conatus Charter Documents

Conatus’ amended and restated certificate of incorporation provides for Conatus’ board of directors to be divided into three classes serving staggered terms. Approximately one-third of the board of directors will be elected each year. The provision for a classified board could prevent a party who acquires control of a majority of Conatus’ outstanding voting stock from obtaining control of Conatus’ board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Conatus and could increase the likelihood that incumbent directors will retain their positions. Conatus’ amended and restated certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of capital stock of Conatus entitled to vote thereon.

Conatus’ amended and restated certificate of incorporation provides that certain amendments of Conatus’ certificate of incorporation and amendments by the stockholders of Conatus’ amended and restated bylaws require the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of Conatus entitled to vote thereto. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Conatus and could delay changes in management.

Conatus’ amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of Conatus’ stockholders, including proposed nominations of persons for election to Conatus’ board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of Conatus’ board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice requirements of Conatus’ amended and restated bylaws in all respects. The amended and restated bylaws do not give Conatus’ board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of Conatus’ stockholders. However, Conatus’ amended and restated bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of Conatus.

Conatus’ amended and restated bylaws provide that a special meeting of Conatus’ stockholders may be called only by the Conatus board of directors, chairperson of the board, chief executive officer or president (in the absence of a chief executive officer), but such special meetings may not be called by any other person or persons. Because Conatus’ stockholders do not have the right to call a special meeting, a stockholder could not force stockholder consideration of a proposal over the opposition of Conatus’ board of directors by calling a special meeting of stockholders prior to such time as a majority of Conatus’ board of directors, the chairperson of Conatus’ board of directors, the president or the chief executive officer believed the matter should be considered or until the next annual meeting, provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace Conatus’ board of directors also could be delayed until the next annual meeting.

Conatus’ amended and restated bylaws do not allow Conatus’ stockholders to act by written consent without a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of Conatus’ capital stock would not be able to amend Conatus’ amended and restated bylaws or remove directors without holding a stockholders’ meeting.

Anti-Takeover Effects of Delaware Law

Conatus is subject to the provisions of Section 203 of the General Corporation Law of Delaware (“Section 203”). Under Section 203, Conatus would generally be prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that this stockholder became an interested stockholder unless:

•	prior to this time, Conatus’ board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of Conatus’ voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by Conatus’ board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Under Section 203, a “business combination” includes:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, subject to limited exceptions;
•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

The provisions of Delaware law and Conatus’ amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of Conatus’ common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in management. It is possible that these provisions may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Listing

Conatus’ common stock is listed on the Nasdaq Capital Market under the symbol “CNAT.”

Transfer Agent

The transfer agent and registrar for Conatus’ common stock is American Stock Transfer & Trust Company, LLC.